Exhibit (h)(4)(f)

SECOND AMENDMENT TO PARTICIPATION AGREEMENT

Modern Woodmen of America (“Modern Woodmen”), a fraternal benefit society organized under the laws of the State of Illinois, on behalf of itself and certain of its segregated asset accounts; MWA Financial Services, Inc., an affiliate of Modern Woodmen and the principal underwriter of certain variable annuity contracts (together with Modern Woodmen, the “Company”); Eaton Vance Distributors, Inc. (“EVD”); and Calvert Variable Products, Inc. (the “Fund”), a Maryland corporation, on its behalf and on behalf of each Portfolio set forth on Schedule A to the participation agreement dated December 30, 2016, which adopted and affirmed the terms of a certain participation agreement dated October 29, 2001 except as set forth therein (the “Participation Agreement”). This Second Amendment (the “Amendment”) to the Participation Agreement is effective as of July 24, 2024, by and among the Company, on its own behalf and on behalf of the separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (the “Account”), the Fund and EVD (collectively, the “Parties”).

RECITALS

WHEREAS, the parties desire to amend the Participation Agreement as a result of changes to Rule 30e-3 under the Investment Company Act of 1940;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, the Fund, and EVD hereby agree to amend the Participation Agreement as follows:

I.            Sections 1 through 8 of the Amendment to Participation Agreement dated effective May 1, 2021 are hereby deleted in their entirety and replaced with the following:

1.            Provision of Fund Documents; Website Posting.

(a).         Fund Documents. The Fund and EVD are responsible for preparing and providing the following “Fund Documents,” as specified in paragraph (j)(1)(iii) of Rule 498A:

(i)	Summary Prospectus for the Portfolios;

(ii)	Statutory Prospectus for the Portfolios;

(iii)	Statement of Additional Information (“SAI”) for the Portfolios; and

(iv)	Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios (together, the “Shareholder Reports”).

(b).       Deadline for Providing, and Currentness of, Fund Documents.

 (i). The Fund and EVD shall provide the Summary Prospectus, Statutory Prospectus, and SAI for the Portfolios to the Company (or its designee) on a timely basis (to facilitate the Company’s website posting) and provide updated versions as necessary, in order to facilitate a continuous offering of the Portfolios’ securities and the Variable Contracts.

 (ii). The Fund and EVD shall provide the Shareholder Reports to the Company on a timely basis (to facilitate the Company’s website posting and mailing).

(c).       Format of Fund Documents. The Fund and EVD shall provide the Fund Documents to the Company (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that:

 (i)  are both human-readable and capable of being printed on paper in human-readable format (in accordance with paragraph (h)(2)(i) of Rule 498A); and

 (ii) permit persons accessing the Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of  such document and the section of the document referenced in that section heading (that is, these documents must include linking, in accordance with paragraph (h)(2)(ii) of Rule 498A); and

 (iii) permit persons accessing the Fund Documents to permanently retain, free of charge, an electronic version of such materials that meet the requirements of subparagraphs (h)(2)(i) and (ii) of Rule 498A (in accordance with paragraph (h)(3) of Rule 498A).

(d).      Website Hosting. The Company shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Fund Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph, provided that the Fund and EVD fulfill their obligations under this Amendment.

(e).      Use of Summary Prospectuses.

(i).         The Company shall ensure that an Initial Summary Prospectus is used for each currently offered Variable Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.

(ii).        The Fund and EVD shall ensure that a summary prospectus is used for the Portfolios to facilitate the Company’s compliance with paragraph (j)(1)(ii) of Rule 498A.

(f).       Website Hosting Fee (Expense Allocation). The Company shall bear the costs of posting, maintaining, and managing the Fund Documents on the website hosted by the Company.

2.	Content of Fund Documents. The Fund and EVD shall be responsible for the content and substance of the Fund Documents as provided to the Company, including, but not limited to, the accuracy and completeness of the Fund Documents. Without limiting the generality of the foregoing in any manner, the Fund and EVD shall be responsible for ensuring that the Fund Documents as provided to the Company:

(i). Meet the applicable standards of the 1933 Act, the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

(ii). Do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3.            Provision of Fund Documents for Paper Delivery. EVD or the Fund shall, as the Company may reasonably request from time to time, provide the Company with sufficient paper copies of the then current Fund Documents, so that the Company may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from Contract Owners (see paragraphs (i)(1) and (j)(3) of Rule 498A). Such Company requests shall be fulfilled reasonably promptly.

4.	Portfolio Expense and Performance Data. The Fund shall provide such data regarding each Portfolio’s expense ratios and investment performance, as the Company shall reasonably request, to facilitate the registration and sale of the Variable Contracts.

5.	Expenses. Expenses associated with providing, printing and distributing the Fund Documents shall be allocated in accordance with Schedule C attached hereto, which supersedes and replaces in its entirety Schedule C to the Participation Agreement.

6.	Construction of this Amendment; Participation Agreement.

(a).  This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of the Rule by the U.S. Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b).   To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

7.	Termination. This Amendment shall terminate upon the earlier of:

(a).    termination of the Participation Agreement; or

(b).    60 days written notice from any Party to the other Parties.

8.	Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in ..pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

II.           Section 6 of the Participation Agreement is hereby deleted in its entirety and replaced with:

All notices to EVD pursuant to the Agreement shall be sent as follows:

Eaton Vance Distributors, Inc.

One Post Office Square

Boston, MA 02109

Attn: Chief Legal Officer

All notices to Modern Woodmen pursuant to the Agreement shall be sent as follows:

Modern Woodmen of America

1701 1st Avenue

Rock Island, Illinois 61201

Attn: General Counsel

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

MODERN WOODMEN OF AMERICA, on behalf of itself and the Account

/s/ Jerald J. Lyphout
Print Name: Jerald J. Lyphout
Title: President
Date: August 19, 2024

MWA FINANCIAL SERVICES, INC.

/s/ Clint Pogemiller
Print Name: Clint Pogemiller
Title: President
Date: August 19, 2024

CALVERT VARIABLE PRODUCTS, INC.

/s/ James Kirchner
Print Name: James Kirchner
Title: Managing Director
Date: August 23, 2024

EATON VANCE DISTRIBUTORS, INC.

/s/ Brian Taranto
Print Name: Brian Taranto
Title: Chief Administrative Officer
Date: August 23, 2024

Schedule C

EXPENSE ALLOCATIONS

Company	Fund/EVD
preparing and filing the Account’s registration statement text composition for Account prospectuses and supplements	preparing and filing the Fund's registration statement text composition for Fund prospectuses and supplements
text alterations of prospectuses (Account) and supplements (Account) printing Account and Fund prospectuses and supplements	text alterations of prospectuses (Fund) and supplements (Fund) a camera ready Fund prospectus
text composition and printing Account SAIs mailing and distributing Account SAIs to policy owners and prospective purchasers upon request	text composition and printing Fund SAIs mailing and distributing Fund SAIs to policy owners and prospective purchasers upon request mailing and distributing prospectuses (Account and Fund) and supplements (Account and Fund) to policy owners of record as required by Federal Securities Laws and to prospective purchasers; mailing and distributing Fund prospectuses and supplements to prospective purchasers;
text composition (Account), printing, mailing, and distributing annual and semi-annual reports for Account	text composition of annual and semi-annual reports and providing a PDF of such documents (Fund)
text composition, printing, mailing, distributing, and tabulation of proxy statements and voting instruction solicitation materials to policy owners with respect to proxies related to the Account	text composition, printing, mailing, distributing and tabulation of proxy statements and voting instruction solicitation materials to policy owners with respect to proxies related to the Fund preparation, printing and distributing sales material and adve1iising relating to the Funds, insofar as such materials relate to the Contracts and filing such materials with and obtaining approval from, the SEC, FINRA, any state insurance regulatory authority, and any other appropriate regulatory authority, to the extent required